Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made by and between Quincy Troupe, who resides at 117 Willowdale Avenue Montclair, NJ  07042 (“Mr. Troupe”), and Boston Beer Corporation, a Massachusetts Corporation with a principal place of business at One Design Center Place, Suite 850, Boston, MA 02210, for itself and its parents, subsidiaries and affiliates (collectively, the “Company”), as of the Effective Date (as hereinafter defined).

Mr. Troupe has been employed by the Company as an employee-at-will in the role of Senior Vice President, Supply Chain.  Mr. Troupe and the Company have agreed that Mr. Troupe’s employment with the Company shall terminate on the terms and conditions set forth in this Agreement.

ACCORDINGLY, in consideration of the mutual covenants to be performed by each of the parties and set forth in their entirety herein, the parties agree as follows:

1.Transition and Separation from Employment.

(a)Mr. Troupe’s last day of active employment with the Company will be April 1, 2022, or such earlier date as provided in Section 1(b) (the “Separation Date”, and the period between execution of this Agreement and the Separation Date shall be referred to as the “Transition Period”).  During the Transition Period, Mr. Troupe shall continue to perform specific projects and tasks as assigned by his manager in good faith and to the best of his ability, provided, however, that Mr. Troupe shall not enter into any verbal or written agreements or any binding commitments on behalf of the Company.  Mr. Troupe shall continue to be paid his salary, at its current rate, and shall receive the benefits he currently receives, provided he continues to make his employee contribution therefor, through the Separation Date.  Mr. Troupe shall be paid his accrued but unused vacation pay, if any, on the Separation Date. As of Separation Date, Mr. Troupe will be relieved of further duties and responsibilities and will no longer be authorized to transact business on behalf of Company.

(b)Mr. Troupe may, upon two (2) weeks written notice, terminate his employment prior to April 1, 2022.

2.Consideration.  Provided Mr. Troupe executes this Agreement, does not revoke it, and fully complies with all of the terms and conditions of this Agreement, including the timely execution and delivery of the General Release attached hereto as Exhibit A on the Separation Date, the Company shall:

(a) Pay Mr. Troupe, or his estate, one million dollars ($1,000,000), less applicable federal, state, local and other employment-related deductions, payable in twenty-six (26) bi-weekly installments (namely, $38,461.54 per bi-weekly pay period), with the first installment commencing as of the first regularly scheduled payroll date following the Effective Date of Exhibit A (as defined therein), such first installment to include all payments that have accrued since the Separation Date;

(b) Pay Mr. Troupe up to five hundred thousand dollars ($500,000) less federal, state, local and other employment-related deductions, payable in thirteen (13) bi-weekly installments (namely, $38,461.54 per bi-weekly pay period), or until Mr. Troupe starts a role with a new company whichever comes first, with the first installment commencing as of the first regularly scheduled payroll date following the Effective Date of Exhibit A, such first installment to include all payments that have accrued since the Separation Date;

(c) Provide executive coaching services to Mr. Troupe for a period of six (6) months with a mutually agreed upon provider, such service to be available immediately upon the Employee’s execution of this Agreement, to the maximum amount of $45,000.00;

(d) Continue to pay for legal fees associated with the Robert Smith Confidential Demand letter dated January 6, 2022 and any other demand letters or derivative lawsuits associated with the Company’s active securities litigation;

4822-0200-4539.1

(e)Continue to pay for AYCO Personal Financial Management services for the remainder of 2022, less applicable federal, state, local and other employment-related deductions to a maximum of $15,000.00; and

(f)Continue to pay its portion of the premium for Mr. Troupe’s health and dental benefits that he is currently receiving as a Company benefit through the Separation Date (the “Company’s Share”).  The Separation Date serves as a “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and, hence, health and dental coverage and premiums paid after the Separation Date are pursuant to COBRA.  After the Separation Date, the Company will pay the Company’s Share for coverage through March 31, 2023, or such earlier date which Mr. Troupe becomes eligible for health insurance benefits through another employer, provided that Mr. Troupe timely elects continuation of coverage under COBRA and has made payments of the appropriate amounts due. Thereafter, Mr. Troupe’s medical and dental benefits will be continued at Mr. Troupe’s sole cost only to the extent available under COBRA.  The Company will forward to Mr. Troupe separate correspondence regarding his COBRA rights prior to the termination of his current benefits.  Mr. Troupe shall have the right to continue certain other benefits in accordance with any conversion options that exist under Company’s benefit plans.

Mr. Troupe acknowledges and agrees that the benefits and the other consideration provided for in this Section 2 are not otherwise due or owing to Mr. Troupe under any employment agreement (oral or written) with the Company or any Company policy or practice and shall confer no benefit on anyone other than the Company and Mr. Troupe.  Mr. Troupe further acknowledges that, except for the specific financial consideration set forth in this Agreement, Mr. Troupe is not and shall not in the future be entitled to any other compensation or benefit from the Company including, without limitation, other wages, commissions, bonuses, options, stock awards, vacation pay, holiday pay or any other form of compensation or benefit.

3.Covenants of Mr. Troupe. Mr. Troupe expressly acknowledges and agrees to the following:

(a)that Mr. Troupe will return to the Company, on or before his Separation Date, all Company documents (and any copies thereof in whatever format) and any and all Company property, including but not limited to, computer hardware and software, other equipment, books, manuals, keys or access badges to the Company facilities and credit cards issued by the Company, and that Mr. Troupe shall abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(b)that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by Mr. Troupe and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency, except as may be required in response to a lawful subpoena, or as may be required by state or federal law;

(c)that Mr. Troupe will not reveal to any person, association or company any trade secrets or confidential information of the Company, except as may be required by the law to be disclosed, provided that Mr. Troupe use his best efforts to notify the Company orally and in writing before making any such intended disclosure;

(d)that Mr. Troupe will keep secret all such matters that have been entrusted to Mr. Troupe and shall not use or attempt to use any such information in any manner which may injure or cause loss to the Company, whether directly or indirectly;

(e)that Mr. Troupe will not make any statements that are professionally, commercially or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that Mr. Troupe will not engage in any conduct which is intended to harm professionally, commercially or personally the reputation of the Company (including its officers, directors and employees) except as may be required in response to a lawful subpoena or legal process;

(f)that Mr. Troupe will comply with his obligations contained in the Employment Agreement previously executed by him on January 14, 2016, and made a part hereof, to the extent permitted by applicable law. The period covered by the covenant not to compete and non-solicitation agreement shall commence as of the Separation Date; and

(g)that the violation of any of the foregoing covenants by Mr. Troupe would constitute a material breach of this Agreement which would entitle the Company to cease paying any amounts provided for in paragraph 2, and to recover some or all consideration paid or benefits provided pursuant to Section 2 hereof, as well as attorney’s fees and other costs of suit sustained by it in recovering such consideration or benefits, and to be indemnified by Mr. Troupe for such attorney’s fees and costs.  Mr. Troupe acknowledges that any breach of his obligations hereunder shall cause irreparable harm to the Company for which there is no adequate remedy at law, and that the Company, in its sole discretion, in addition to any other remedies available to it, may bring an action or actions for injunctive relief, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance and, if successful, recover the costs and attorneys’ fees incurred by it in such action from Mr. Troupe.

4.Reporting.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prohibit Mr. Troupe from reporting a possible violation of federal or state law or regulations to the Securities and Exchange Commission or other appropriate agencies.  Such reporting will not result in retaliation or retribution by the Company.  Mr. Troupe is not required to notify the Company that he has made any such report.

5.General Release of Claims by Mr. Troupe.

(a)Mr. Troupe hereby acknowledges and agrees that by signing this Agreement and accepting any part of the consideration to be provided to him as set forth herein, he is waiving his right to assert any form of legal claim against the Company, its officers, directors, investors, stockholders, partners, employees, representatives and attorneys, successors, subsidiaries, related corporations, and any person or entity acting for or on behalf of the Company (the “Releasees”), whatsoever for any alleged action, inaction or circumstance existing, whether known or unknown, from the beginning of time through the Effective Date (the “Claim” or “Claims”).  Mr. Troupe’s waiver and release herein is intended to bar any form of legal Claim, charge, complaint or any other form of action against any of the Releasees seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against the Releases, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

(b)Without limiting the foregoing general waiver and release, Mr. Troupe specifically waives and releases the Releasees from any Claim arising from or related to Mr. Troupe’s employment relationship with the Company or the termination of his employment, including, without limitation:

(i)Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, Massachusetts Fair Employment Practices Act, the Americans With Disabilities Act, Massachusetts General Laws Chapter 151B, and any similar Massachusetts, Pennsylvania or other state statute;

(ii)Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment.  Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, Massachusetts Wage Act, as amended, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts, Pennsylvania or other state statute;

(iii)Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence; and

(iv)Any other Claim arising under state or federal law.

(98)

Mr. Troupe understands that there is a risk that after the execution of this Agreement he may discover facts different from or in addition to the facts which he now knows.  It is understood that the general release herein shall be, and remain in effect as, a full and complete general release, notwithstanding the discovery of different or additional facts.  Mr. Troupe expressly waives his rights under California Civil Code Section 1542, which provides as follows:

A General Release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(d)Notwithstanding the foregoing, this section does not release the Releasees from (i) any obligation expressly set forth in this Agreement or (ii) any right to indemnification to which Mr. Troupe may be entitled under the Company’s Articles of Organization or By-laws.

6.Certain Tax Provisions.  The Company shall have the right to deduct from all payments under this Agreement any federal, state or other taxes or employment-related withholdings the Company determines to be required by law to be withheld with respect to such payments.  In addition, the provisions of this Agreement are intended not to result in the imposition of additional tax or interest under Section 409A of the Internal Revenue Code, and such provisions shall be interpreted and administered in accordance with such intent.  Without limiting the foregoing, this Agreement shall not be amended or terminated  in a manner so as to result in the imposition of such tax or interest, any reference to “termination of employment” or similar term shall mean an event that constitutes a “separation from service” within the meaning of Section 409A, each payment or installment shall be treated as a separate payment, any reimbursement of expenses shall occur no later than the end of the calendar year following the calendar year in which the expense is incurred (or such earlier date as applies under the Company’s business expense reimbursement policy) and reimbursements in one year shall not affect the amount of reimbursement available in any subsequent year.   The foregoing notwithstanding, the Company shall not be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A.

7.Voluntary Agreement. By executing this Agreement, Mr. Troupe is acknowledging that he has been afforded sufficient time to understand the terms and effects of this Agreement, that his agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations to Mr. Troupe inconsistent with the provisions of this Agreement or on which Mr. Troupe have relied in executing this Agreement, except as expressly set forth herein.

8.Miscellaneous.  In the event that any provision contained in this Agreement is declared invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, and cannot be modified to be enforceable, excluding the general release language in Section 5, such provision will immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if any material portion of the general release language in Section 5 is ruled to be unenforceable, Mr. Troupe will forfeit the right to receive any amount (and to the extent already received, immediately return) of the consideration outlined in Section 2 of this Agreement to the Company. To avoid any possible misunderstanding, the Company intends this Agreement to be a comprehensive statement of the terms of Mr. Troupe’s separation. This Agreement, including any exhibits and schedules hereto, supersedes any prior understanding or statement made to Mr. Troupe by the Company regarding his positions with the Company or his arrangements with the Company for the period after separation. For the same reason, any modifications or waiver of the terms set forth in this Agreement must be in writing and signed by the Company and Mr. Troupe.

9.Entire Agreement/Choice of Law/Enforcement.  Mr. Troupe acknowledges and agrees that this Agreement supersedes any and all prior and contemporaneous oral and/or written agreements between Mr. Troupe and the Company, and sets forth the entire agreement between Mr. Troupe and the Company.  No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.  This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. The Agreement shall be considered an agreement entered into in connection with termination of employment under Massachusetts law.  Mr. Troupe agrees that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and Mr. Troupe further acknowledges that venue for such actions shall lie exclusively in Massachusetts.  Mr. Troupe further agrees that he shall submit to the personal jurisdiction of such Massachusetts courts in any such action.

10.Acceptance; Effective Date. Mr. Troupe must execute this Agreement and deliver the executed original copy thereof to the Company no later than March 29, 2022 (which Mr. Troupe acknowledges and agrees is more than twenty-one (21) days from the date of his receipt of this Agreement); otherwise, the offer contained herein shall be deemed withdrawn. For a period of seven (7) days after executing this Agreement, Mr. Troupe may revoke this Agreement by providing written notice of such revocation to Carolyn O’Boyle, Chief People Officer at Boston Beer Corporation, One Design Center Place, Suite 850, Boston MA 02210, and this Agreement shall not become effective or enforceable until said seven (7) day period has expired. If Mr. Troupe does not revoke this Agreement during such revocation period, this Agreement shall become effective on the eighth (8th) day following the date of Mr. Troupe’s signature (“Effective Date”).  The Company hereby instructs Mr. Troupe to consult with an attorney before executing this Agreement.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of the dates set forth below.

/s/ Quincy B. Troupe
Quincy Troupe
Date: March 7, 2022

BOSTON BEER CORPORATION, for itself,
its parents, subsidiaries and affiliates

By:/s/ David. A. Burwick
Authorized Signatory

Date: March 7, 2022

EXHIBIT A

General Release

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged,  the undersigned, for himself and his personal representatives, heirs, executors, administrators and assigns, hereby releases and forever discharge Boston Beer Corporation (the “Company”), and its affiliated and related companies, and its and their past and present officers, directors, investors, stockholders, partners, employees, representatives and attorneys, successors, subsidiaries, related corporations, and any person or entity acting for or on behalf of the them (hereinafter, “the Releasees”), from liability for any and all claims, damages, causes of action, wages or commissions, both in law and in equity, which the undersigned or his personal representative, heirs, executors, administrators or assigns now has or may have, whether known or unknown, suspected or unsuspected, and whether asserted or not (hereinafter “Claims”), against the Releasees, or any of them, including, but not limited to, any Claims arising out of or connected with the undersigned’s employment by the Company and his separation from the Company, and including, but not limited to, any Claims that may exist under any state or federal laws or executive orders prohibiting discrimination, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq., the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. §621 et seq., the Family and Medical Leave Act, 29 U.S.C. §2601 et seq., the Massachusetts Wage Act, as amended, Mass. G.L. ch. 12 § 148 et seq., any Claims arising under Massachusetts General Laws Chapter 151(B), any Claims for breach of express or implied contract, breach of promise, promissory estoppel, loss of income, back pay, reinstatement, front pay, impairment of earning capacity, wrongful termination, discrimination, damage to reputation, fraud, violation of public policy, retaliation, negligent or intentional infliction of mental or emotional distress, intentional tort, and any other matter arising under any federal, state or local statute, rule or regulation or principle of contract law or common law and any and all Claims the undersigned now has or ever had against any or all of the Releasees.

You must execute this General Release and deliver the executed original copy thereof to the Company no later than the Separation Date. For a period of seven (7) days after executing this Agreement, you may revoke this Agreement by providing written notice of such revocation to Carolyn O’Boyle, Chief People Officer, at Boston Beer Corporation, One Design Center Place, Suite 850, Boston MA 02210, and this Agreement shall not become effective or enforceable until said seven (7) day period has expired.  If you do not revoke this Agreement during such revocation period, this Agreement shall become effective on the eighth (8th) day following the date of your signature (“Effective Date”).

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as an instrument under seal this ___ day of __________, 20__

Quincy Troupe